Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement dated August 14, 2018 to the Prospectus dated November 22, 2016

Registration Statement No. 333-214756

AstraZeneca PLC

$850,000,000 3.500% Notes due 2023

$400,000,000 Floating Rate Notes due 2023

$1,000,000,000 4.000% Notes due 2029

$750,000,000 4.375% Notes due 2048

Final Term Sheets

Issuer:	AstraZeneca PLC
Trade Date:	August 14, 2018
Settlement Date:	August 17, 2018 (T+3)
Expected Ratings:	Moody’s: A3 (negative); S&P: BBB+ (stable)

$850,000,000 3.500% Notes due 2023:

Security Type:	Senior Notes
Aggregate Principal Amount:	$850,000,000
Maturity Date:	August 17, 2023
Coupon:	3.500%
Benchmark Treasury:	2.750% due July 31, 2023
Benchmark Treasury Price and Yield:	99-28 ¾, 2.772%
Spread to Benchmark Treasury:	+80 basis points
Yield to Maturity:	3.572%
Price to Public:	99.673% of the Aggregate Principal Amount
Interest Payment Dates:	February 17 and August 17, commencing February 17, 2019
Gross Proceeds to Issuer:	$847,220,500
Underwriting Discount:	0.225% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$845,308,000
Redemption Provisions:
Optional Make-Whole Redemption:	At the option of the Company, from time to time, in whole or in part, as follows: (i) prior to July 17, 2023, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming for this purpose that such series of notes matured on July 17, 2023 and not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.150% and (ii) on or after July 17, 2023, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.

Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances that require the Company to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	046353AR9
ISIN:	US046353AR96

$400,000,000 Floating Rate Notes due 2023:

Security Type:	Senior Notes
Aggregate Principal Amount:	$400,000,000
Maturity Date:	August 17, 2023
Interest Rate:	For the first interest period, LIBOR as determined on August 15, 2018 plus 66.5 basis points. Thereafter, LIBOR as determined on the applicable Interest Determination Date (as defined below) plus 66.5 basis points.
Price to Public:	100.000% of the Aggregate Principal Amount
Interest Payment Dates:	February 17, May 17, August 17 and November 17 of each year, commencing November 17, 2018
Interest Reset Dates:	February 17, May 17, August 17 and November 17 of each year, commencing November 17, 2018
Interest Determination Dates:	Two London business days prior to each Interest Reset Date
Gross Proceeds to Issuer:	$400,000,000
Underwriting Discount:	0.225% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$399,100,000
Redemption Provisions:
Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances that require the Company to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	046353AS7
ISIN:	US046353AS79

$1,000,000,000 4.000% Notes due 2029:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,000,000,000
Maturity Date:	January 17, 2029
Coupon:	4.000%
Benchmark Treasury:	2.875% due August 15, 2028
Benchmark Treasury Price and Yield:	99-25+, 2.899%
Spread to Benchmark Treasury:	+115 basis points
Yield to Maturity:	4.049%
Price to Public:	99.590% of the Aggregate Principal Amount
Interest Payment Dates:	January 17 and July 17, commencing January 17, 2019
Gross Proceeds to Issuer:	$995,900,000
Underwriting Discount:	0.325% of the Aggregate Principal Amount

Net Proceeds to Issuer (before expenses):	$992,650,000
Redemption Provisions:
Optional Make-Whole Redemption:	At the option of the Company, from time to time, in whole or in part, as follows: (i) prior to October 17, 2028, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming for this purpose that such series of notes matured on October 17, 2028 and not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.200% and (ii) on or after October 17, 2028, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.
Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances that require the Company to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	046353AT5
ISIN:	US046353AT52

$750,000,000 4.375% Notes due 2048:

Security Type:	Senior Notes
Aggregate Principal Amount:	$750,000,000
Maturity Date:	August 17, 2048
Coupon:	4.375%
Benchmark Treasury:	3.125% due May 15, 2048
Benchmark Treasury Price and Yield:	101-06, 3.064%
Spread to Benchmark Treasury:	+137.5 basis points
Yield to Maturity:	4.439%
Price to Public:	98.944% of the Aggregate Principal Amount
Interest Payment Dates:	February 17 and August 17, commencing February 17, 2019
Gross Proceeds to Issuer:	$742,080,000
Underwriting Discount:	0.650% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$737,205,000
Redemption Provisions:
Optional Make-Whole Redemption:	At the option of the Company, from time to time, in whole or in part, as follows: (i) prior to February 17, 2048, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming for this purpose that such series of notes matured on February 17, 2048 and not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.250% and (ii) on or after February 17, 2048, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.
Optional Tax Redemption:	In the event of various tax law changes and other limited circumstances that require the Company to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	046353AU2
ISIN:	US046353AU26

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

*****

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at toll-free 1-800-831-9146, Deutsche Bank Securities Inc. at toll-free 1-800-503-4611, Goldman Sachs & Co. LLC at toll-free 1-866-471-2526, or J.P. Morgan Securities LLC collect at 1-212-834-4533.

It is expected that delivery of the notes will be made against payment on or about the Settlement Date, which will be the third business day following the Trade Date of the notes (such settlement being referred to as “T+3”). Trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.